Exhibit 99.1

Bellerophon Announces Agreement with the FDA on its Planned Pivotal Phase 3 Study for the Treatment of Pulmonary Hypertension Associated with Pulmonary Fibrosis

WARREN, N.J., Mar. 10, 2020 - Bellerophon Therapeutics, Inc. (Nasdaq: BLPH) (“Bellerophon” or the “Company”), a clinical-stage biotherapeutics company, today announced the successful completion of its End-of-Phase 2 Meetings with the U.S. Food and Drug Administration (FDA) for INOpulse® for the treatment of Pulmonary Hypertension associated with Pulmonary Fibrosis (PH-PF).

The Company, in consultation with the FDA, has finalized the key elements of its planned pivotal Phase 3 study, including the use of moderate to vigorous physical activity (MVPA) as the primary endpoint for approval, the patient population of pulmonary fibrosis subjects at risk of PH, as well as the dose of iNO45 (45 mcg/kg IBW/hr). Importantly, the primary endpoint, patient population, and the iNO45 dose have recently been evaluated in a Phase 2 clinical trial in which iNO45 achieved a statistically significant improvement (p=0.02) in MVPA versus placebo.

“We are very pleased with the alignment reached with the FDA on the design of our pivotal Phase 3 trial which allows us to move confidently towards the initiation of this important study,” said Fabian Tenenbaum, Chief Executive Officer of Bellerophon. “There is a pressing need to develop a safe and effective treatment for patients with PH-PF, a disease with no approved therapies and a median life expectancy of approximately 18 months. INOpulse, with its targeted pulmonary vasodilation, would potentially become the first therapy to treat a broad PH-PF population that includes patients at low, intermediate and high risk of pulmonary hypertension. We look forward to initiating our pivotal Phase 3 study in PH-PF shortly.”

About Bellerophon

Bellerophon Therapeutics is a clinical-stage biotherapeutics company focused on developing innovative therapies that address significant unmet medical needs in the treatment of cardiopulmonary diseases. The Company is currently developing multiple product candidates under its INOpulse® program, a proprietary pulsatile nitric oxide delivery system. For more information, please visit www.bellerophon.com.

Forward-looking Statements

Any statements in this press release about Bellerophon’s future expectations, plans and prospects, including statements about the clinical development of its product candidates, regulatory actions with respect to the Company’s clinical trials and expectations regarding the sufficiency of the Company’s cash balance to fund clinical trials, operating expenses and capital expenditures, and other statements containing the words “anticipate,” “believe,” “continue,” “contemplate,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “will,” “would,” and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including: the uncertainties inherent in the initiation of future clinical trials, availability and timing of data from ongoing and future clinical trials and the results of such trials, whether preliminary or interim results from a clinical trial will be predictive of the final results of that trial or whether results of early clinical trials will be indicative of the results of later clinical trials, expectations for regulatory approvals, the FDA’s substantial discretion in the approval process, availability of funding sufficient for our foreseeable and unforeseeable operating expenses and capital expenditure requirements and other factors discussed in the “Risk Factors” section of the Company’s most recent Annual Report on Form 10-K and in subsequent filings with the Securities and Exchange Commission. In addition, any forward-looking statements included in this press release represent Bellerophon’s views only as of the date of this release and should not be relied upon as representing the Company’s views as of any subsequent date. The Company specifically disclaims any obligation to update any forward-looking statements included in this press release.

Contacts

At Bellerophon:	At LifeSci Advisors:
Fabian Tenenbaum, Chief Executive Office	Brian Ritchie
(908) 574-4767	(212) 915-2578
britchie@lifesciadvisors.com